EXHIBIT 10.18

MASTER LOAN PARTICIPATION AND SERVICING AGREEMENT

between

STONEGATE MORTGAGE CORPORATION

(“Seller”)

and

BANK OF VIRGINIA

(“Participant”)

November 19, 2012

MASTER LOAN PARTICIPATION AND SERVICING AGREEMENT

THIS MASTER LOAN PARTICIPATION AND SERVICING AGREEMENT (this “Agreement”) is made as of November 19, 2012, by and between STONEGATE MORTGAGE CORPORATION, an Ohio corporation having its principal place of business at 9190 Priority Way West Drive, Suite 300, Indianapolis, Indiana (“Seller”), and BANK OF VIRGINIA, having its place of business at 11730 Hull Street Road, Midlothian, Virginia 23112 (“Participant”).

WITNESSETH:

WHEREAS, Seller is in the business of originating qualifying, single-family mortgage loans, including conforming (i) Federal National Mortgage Association (“FNMA”) loans, (ii) Government National Mortgage Association (“Ginnie Mae”), (iii) Federal Home Loan Mortgage Corporation (“FHLMC”) loans, and (iv) loans insured by the Federal Housing Administration (“FHA”) or guaranteed by the Veterans Administration (“VA”), United States Department of Agriculture (“USDA”) or Rural Housing Service, an agency of the USDA (“RHS”) (but specifically excluding any and all construction loans, loans secured by manufactured homes, co-operatives, high-cost or Jumbo loans) (hereinafter referred to individually as a “Mortgage Loan” and collectively as the “Mortgage Loans”) (FNMA, Ginnie Mae, FHLMC, FHA, VA, USDA and RHS are hereinafter from time to time referred to individually as an “Agency” or collectively as the “Agencies”); and

WHEREAS, Seller wishes from time to time to sell and Participant wishes to from time to time purchase beneficial ownership interests in the Mortgage Loans as provided for in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Seller and Participant agree as follows:

1.	OWNERSHIP INTEREST; PARTICIPATION CERTIFICATES.

1.1 Acquisition by Participant; Purchase Price. Subject to the terms and conditions of this Agreement and in reliance on representations, warranties and covenants contained herein, Participant establishes with Seller the terms on which Seller will offer from time to time to sell, transfer, assign and convey to Participant, without recourse, and Participant may from time to time in its sole discretion (but shall not be required) to purchase, a one-hundred percent (100%) undivided beneficial ownership interest (the “Ownership Interest”) in one or more Mortgage Loans. The purchase of an Ownership Interest in each Mortgage Loan by Participant pursuant to this Agreement shall be subject to the following conditions, which must be satisfied to the satisfaction of Participant (unless waived in writing by Participant): (a) if applicable, review and approval by Participant of a commitment to insure or guarantee the Mortgage Loan from the FHA or another Agency, (b) the review and approval by Participant of the Mortgage Loan Documents and such other documents relating to the Mortgage Loans as Participant deems appropriate, (c) delivery to Participant of an original Participation Certificate, hereinafter defined, (d) Participant’s satisfaction with Seller’s ability to sell the Mortgage Loan with respect to which a Participation Certificate relates (the “Underlying Mortgage Loan”) pursuant to a secondary market purchase commitment (a “Takeout Commitment”) from an Agency or other investor approved in writing by the Participant (the “Investor”), (e) Participant’s satisfaction with Seller’s creditworthiness, (f) the Mortgaged Property to which such Mortgage Loan relates shall not be subject to any second or other junior priority mortgages unless the combined loan to value ratio is less than eighty percent (80%) or up to ninety-five percent (95%) if the Participant receives evidence that there is mortgage insurance satisfactory to it covering that portion of the second or other junior loan that results in a combined loan to value ratio of more than eighty percent, (g) the Mortgage Loan shall meet the additional criteria for such loan set forth on Schedule I attached hereto and made a part hereof, (h) the Mortgage Loans and related Mortgage Loan Documents meet the eligibility requirements of the proposed Investor, (i) U.S. Bank National Association (together with its successors and assigns, the “Custodian”), as custodian for Participant, and Seller, in its capacity as Owner’s Agent (the “Owner’s Agent”), shall have entered into a Custody Agreement with Participant, in form and substance satisfactory to Participant (the “Custody Agreement”), and such Custody Agreement shall be in full force and effect and neither Custodian nor Owner’s Agent shall have breached any of their respective covenants, agreements, duties or obligations thereunder, and (j) any other reasonable conditions Participant deems necessary. The Participant shall acquire the Ownership Interest in all of Seller’s rights, titles and interests in and to each Mortgage Loan (including, without limitation, all rights, titles and interests in and to all payments in respect of such Mortgage Loan and all Mortgage Loan Documents relating to such Mortgage Loan) from and after the date of Participant’s acquisition of such Ownership Interest in such Mortgage Loan pursuant to this Agreement. The date of Participant’s acquisition of an Ownership Interest is referred to as a “Purchase Date”. Participant shall pay for each Ownership Interest purchased hereunder an amount equal to the sum of (a) the lesser of (i) the unpaid principal balance of the Underlying Mortgage Loan as of the Purchase Date and immediately prior to giving effect to such purchase, or (ii) the amount to be paid by the Investor for the Underlying Mortgage Loan pursuant to the Takeout Commitment issued by such Investor (such lesser amount, the “Purchase Price”), plus (b) the amount of any unpaid interest accrued on the Mortgage Loan prior to such Purchase Date. At no time shall Participant acquire any Mortgage Loan if such purchase would result in Participant being the holder of Mortgage Loans with an aggregate unpaid principal balance in excess of Thirty Million Dollars ($30,000,000).

1.2 Intent of Parties. It is the intention of the parties, and each of the Seller and the Participant hereby confirm, that the transactions described in this Agreement shall constitute true sales rather than borrowings secured by the Ownership Interests. If for any reason, in contravention of the parties express intention that the transactions hereunder constitute true sales, any transaction is construed by any court or regulatory authority of competent jurisdiction as a borrowing rather than as a true sale, Seller and Participant intend that Participant shall have a perfected first priority security interest in the Ownership Interests, the related Mortgage Loans, all related Mortgage Loan Documents, records, instruments and data evidencing the related Mortgage Loans and the servicing thereof, and all proceeds thereof, the rights of Seller under any secondary market purchase commitment in respect of such Mortgage Loans and the proceeds of any and all of the foregoing (collectively, the “Collateral”), free and clear of adverse claims. In such case, Seller shall be deemed to have hereby granted to Participant, a first priority backup security interest in and lien upon the Collateral, free and clear of adverse claims and the

Custodian shall be deemed to be acting as an independent custodian (exclusively as agent bailee for perfection on behalf of Participant) for purposes of perfection of the backup security interest herein granted to Participant, and Participant shall have all of the rights of a secured party under applicable law. The Seller hereby authorizes the Participant to file any Uniform Commercial Code financing statements naming Seller as seller/debtor and Participant as buyer/secured party covering the Collateral as Participant deems necessary or appropriate to perfect the backup security interest granted hereunder, and to file any amendments thereto and any continuation statements as Participant deems necessary to continue or maintain the first priority perfection of such backup security interest in the Collateral.

1.3 Seller to Assign Mortgage Loan Documents. Subject to compliance with the requirements of the Investor, Seller shall assign all notes, mortgages, deeds of trust, documents, instruments and agreements relating to the Mortgage Loans (the “Mortgage Loan Documents”) to Participant pursuant to security procedures in accordance with industry standards, originals of all such documents including without limitation, the related Note, Mortgage or Deed of Trust (the “Mortgage”), other security documents, UCC financing statements, title and hazard insurance policies, together with duly executed instruments of transfer or assignment in blank and such other documentation as Participant may reasonably request, executed by Seller, for each of such documents. The Seller shall also assign and transfer to the Participant all of its rights under any purchase commitment of any Investor with respect to any Mortgage Loan sold by Seller to Participant hereunder to the extent necessary to facilitate or accomplish the subsequent sale by the Participant of such Mortgage Loans to such Investor. At the closing of any Mortgage Loan, Seller shall (i) upon the request of the Participant, cause the title company handling the closing to duly execute a certification in the form attached hereto as Exhibit A (the “Title Company Certification”) and (ii) to deliver to and place for safekeeping with the Custodian, in accordance with the Custody Agreement, the Mortgage Loan Documents, including, but not limited to, the related Note and Mortgage, and all other security documents, UCC financing statements, title and hazard insurance policies, executed instruments of transfer or assignments in blank.

1.4 Examination of Mortgage File. Prior to the Purchase Date, if requested to do so by the Participant, the Seller shall deliver to the Participant or its designee, for examination, copies of the Mortgage Loan Documents to be executed by the mortgagor and the Seller pertaining to each Mortgage Loan. The Seller agrees that the Mortgage Loans shall comply with the representations and warranties set forth herein.

1.5 Participation Certificates.

(a) The Ownership Interest for each Mortgage Loan shall be evidenced by one or more certificates substantially in the form attached hereto as Exhibit B, (each a “Participation Certificate”).

(b) The Participation Certificate shall set forth for the Mortgage Loan (i) the name of the mortgagor; (ii) description and address of mortgaged property and any improvement thereon (“Mortgaged Property”); (iii) the outstanding principal balance of the related promissory note (“Note”); (iv) the interest rate borne by such Note; (v) the appraised value of the Mortgaged Property, (vi) the mortgagor’s FICO score; and (vii) such other data as Participant may from time to time request.

(c) Seller shall maintain at its office a certificate register (the “Certificate Register”) showing all pertinent information with respect to each Participation Certificate.

(d) Seller shall provide a copy of the Certificate Register to Participant upon request.

(e) Any Participation Certificate may be re-issued in the event of transfer or, at the option of Participant, exchanged for other Participation Certificates of a like aggregate Ownership Interest. Prior to due presentation of a Participation Certificate for registration of transfer by Participant, Seller shall treat Participant as the owner of such Participation Certificate and the Ownership Interest relating thereto.

(f) In the event of any mutilated, lost, destroyed, or stolen Participation Certificate, Seller shall execute and deliver a replacement Participation Certificate of like tenor and interest, in the absence of notice that such Participation Certificate has been acquired by a bona fide purchaser, upon Participant: (i) either surrendering any mutilated Participation Certificate to Seller, or (ii) providing evidence to Seller’s satisfaction of the loss, destruction, or theft of any Participation Certificate, as applicable and delivering a representation regarding such loss, destruction or theft, together with such indemnity as may be required by Seller, Seller shall issue a replacement Participation Certificate. Any replacement Participation Certificate issued as provided herein shall constitute, absent fraud, complete and indisputable evidence of ownership of the Ownership Interest as if originally issued, whether or not the mutilated, destroyed, lost, or stolen Participation Certificate shall be subsequently found at any time.

(g) Seller, at its option, may assess reasonable charge for the re-issuance of a Participation Certificate as provided herein.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

2.1 General Representations, Warranties and Covenants of Seller. Seller represents, warrants, and covenants to Participant that:

(a) Seller is duly organized, and is and shall continue to be existing, under the laws of the jurisdiction of its organization; Seller is, and to the extent necessary to perform its obligations under this Agreement shall continue to be, duly authorized and qualified to transact business in the jurisdiction where the Mortgaged Property is located or not required to be so authorized; Seller possesses and shall continue to possess all requisite authority, power, licenses, permits, franchises, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by Seller will not: (i) violate the articles of incorporation or bylaws of Seller or any resolution or other instrument governing its operations, or any laws which violation could have any material adverse effect upon the validity, performance, and enforceability of any of the terms of this Agreement applicable to Seller, or (ii) constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any contract, agreement, or other instrument to which Seller is a party or which is applicable to any of its assets.

(c) This Agreement constitutes a valid, legal, and binding obligation of Seller, enforceable in accordance with its terms and no consent, approval or authorization of any governmental authority is required for the execution, delivery or performance of, or compliance by Seller with, this Agreement or the consummation of any other transaction contemplated hereby, except as has been duly obtained.

(d) The Seller is approved and in good standing with each Agency and each other approved Investor with full right to take such actions and discharge such responsibilities as are conferred by such status, and in particular to originate the Mortgage Loans and deliver them to such Agency or other approved Investor; the Seller shall not do anything or permit any action, directly or indirectly, which may result in a negative designation from any Agency or other approved Investor, including without limitation, anything which could result in the Seller being debarred or placed on a watch-list.

(e) The Seller shall provide Participant a weekly written analysis of the status of the then existing Mortgage Loans and corresponding Takeout Commitments and a weekly pipeline report.

(f) The Seller shall have delivered to Participant on or prior to the date of this Agreement (i) a legal opinion dated as of the date hereof of Seller’s counsel covering valid existence, good standing, power and authority and enforceability, in case of Seller, of this Agreement, no conflict and such other customary matters as Participant may reasonably request, (ii) a legal opinion dated as of the date hereof of Seller’s counsel as to the true sale nature of the Mortgage Loan purchases contemplated by this Agreement, and (iii) those documents, instruments, certificates, agreements and other deliverables as identified on that certain Closing Checklist delivered by Participant’s counsel to Seller’s counsel prior to the effectiveness of this Agreement.

2.2 Mortgage Loan Representations, Warranties and Covenants of Seller. Seller further represents, warrants, and covenants to Participant that with respect to each Mortgage Loan as of each Purchase Date:

(a) The information pertaining to such Mortgage Loan set forth in the Participation Certificate is true, correct and complete to the best of Seller’s knowledge.

(b) The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Loan and there has been no delinquency in any payment by the mortgagor thereunder.

(c) There are no delinquent taxes, ground rents, water charges, sewer rents, assessments or other outstanding charges affecting the Mortgaged Property.

(d) The terms of the Note and the Mortgage have not been impaired, waived, altered or modified in any respect. No mortgagor has been released, in whole or in part.

(e) The Note and the Mortgage are not subject to any right of rescission, set-off, abatement, diminution, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render the Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, abatement, diminution, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, abatement, diminution, counterclaim or defense has been asserted with respect thereto.

(f) All improvements constituting a part of the Mortgaged Property are insured by an insurer acceptable to the applicable Agency and generally acceptable to prudent mortgage lending institutions against loss by fire and such other risks as may be included in the broad form of extended insurance coverage, as may be available from time to time, and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the maximum insurable value of the improvements constituting a part of the Mortgaged Property. If the Mortgaged Property is in an area then identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance is then available), there is in effect a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a financially responsible insurance carrier acceptable to the applicable Agency, in an amount representing coverage not less than the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. All such individual insurance policies (collectively, the “hazard insurance policy”) contain a “standard” or “New York” mortgagee clause naming the Seller, its successors and assigns as mortgagee, provide for at least thirty (30) days’ prior written notice to the Seller of any cancellation thereof, and all premiums thereon have been paid. The Mortgage obligates the mortgagor thereunder to maintain the hazard insurance policy at the mortgagor’s cost and expense, and upon the mortgagor’s failure to do so, authorizes the holder of the mortgage to obtain and maintain such insurance at the mortgagor’s cost and expense and to seek reimbursement therefor from the mortgagor.

(g) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with.

(h) The Mortgage has not been satisfied, canceled, subordinated or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release.

(i) Unless otherwise notified to Participant by the Seller and agreed to by Participant in respect of any Mortgage Loan, the mortgagor has fee simple estate in and to the Mortgaged Property and the Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, or an individual residential condominium unit, all of which constitutes real property under the laws of the State in which the Mortgaged Property is located and Seller is qualified to do business.

(j) The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property (including, without limitation, all buildings constituting a part of the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing). Such lien is subject only to (a) the lien of current real property taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording which are (i) acceptable to mortgage lending institutions generally and, in the case of a Mortgage Loan insured by the FHA or guaranteed by the VA, USDA or RHS, to the FHA, VA, USDA or RHS, (ii) specifically referred to in the Participant’s title insurance policy delivered to Seller and (iii) referred to or otherwise considered in the appraisal made for Seller or which do not adversely affect the appraised value of the Mortgaged Property as set forth in such appraisal and (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage, the use, enjoyment, value or marketability of the related Mortgaged Property or, in the case of a Mortgage Loan insured by the FHA or guaranteed by the VA, USDA or RHS, prevent realization of the benefits provided by any FHA insurance or VA, USDA or RHS guaranty. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein.

(k) The Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.

(l) All parties to any agreement affecting the Mortgage Loan, including, but not limited to the mortgagor, had legal capacity to enter into such agreement and to execute and deliver such agreement and each such agreement has been duly and properly authorized, executed and delivered by such parties.

(m) The proceeds of the Mortgage Loan have been fully disbursed and there is no obligation or requirement for future advances thereunder by the holder of the Mortgage Loan, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with.

(n) the Note and the Mortgage have not been assigned or pledged by the Seller except to Participant as provided herein. The Seller or its agent, or the title company handling the closing of the Mortgage Loan, has had continuous sole and complete possession of all the Mortgage Loan Documents prior to the Purchase Date. At the time of the conveyance of the Mortgage Loan to Participant, the Seller had good and marketable title thereto.

(o) In the case of a conventional Mortgage Loan, (a) the Loan-to-Value Ratio either (i) is not more than 80% or (ii) is not more than 95% and the excess over 80% is and will be insured by a policy of primary mortgage guaranty insurance issued by a mortgage guaranty insurer acceptable to FNMA, Ginnie Mae or FHLMC until the Loan-to-Value Ratio is reduced below 80% or otherwise meets guidelines for an applicable FNMA, Ginnie Mae or FHLMC product (i.e., DU Refi Plus), (b) the mortgage interest rate for the Mortgage Loan as set forth on the Participation Certificate is net of any such insurance premium, and (c) all provisions of any primary mortgage guaranty insurance policy have been and are being complied with and such policy is in full force and effect and all premiums due thereunder have been paid. Any Mortgage Loan subject to any such policy of primary mortgage guaranty insurance obligates the mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith.

(p) Each Mortgage Loan is covered by an American Land Title Association form of Participant’s title insurance policy or other generally acceptable form of title insurance policy acceptable to the applicable Agency (and in the case of a Mortgage Loan insured or guaranteed by any Agency), issued by a title insurer acceptable to the applicable Agency and qualified to do business in the state of the Mortgaged Property, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan. The Seller is the sole insured under such Participant’s title insurance policy, and such Participant’s title insurance policy is in full force and effect. No claims have been made under such Participant’s title insurance policy and no holder of the Mortgage Loan, including the Seller, has done or omitted to do anything which would impair the coverage of such Participant’s title insurance policy.

(q) If the Mortgage Loan is insured by the FHA or guaranteed by the VA, it shall be either (i) guaranteed by the VA to the maximum extent permitted by law for a veteran who has not used any part of his entitlement and the uninsured portion thereof upon origination was not more than 75% of the original principal amount of the Mortgage Loan or (ii) fully insured by the FHA and all necessary steps shall be taken to make and keep such guaranty or insurance valid, binding and enforceable, and such guaranty or insurance is the valid, binding and enforceable obligation of the VA or the FHA, as the case may be, to the full extent thereof, without surcharge, set-off or defense.

(r) There is no default, breach, violation, or event of acceleration existing under the Note or Mortgage and no event which, with the passage of time or the giving of notice, or both, would constitute such a default, breach, violation or event of acceleration; and neither the Seller nor any person having or having had an interest therein has waived any such default, breach, violation or event of acceleration.

(s) There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that could give rise to any such lien) affecting the related Mortgaged Property which are or may be liens prior to, equal to or subordinate with, the lien of the related Mortgage and the Mortgage requires the mortgagor promptly to cause any such liens, as well as liens which are junior to the lien of the Mortgage, to be removed.

(t) All improvements which were considered in determining the appraised value of the related Mortgaged Property lie wholly within the boundary and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property in any respect so as to affect the marketability of the Mortgaged Property.

(u) The Mortgage Loan was originated by the Seller.

(v) The Note is payable monthly in self-amortizing installments of principal and interest, with interest payable in arrears, providing for full amortization by maturity or a balloon payment, over an original term in compliance with the requirements of the applicable Agency. The original principal amount of the Note was not more than the amount prescribed by Participant. The Mortgage contains customary and enforceable provisions for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder.

(w) The Mortgaged Property is free of damage and waste and there is no proceeding pending or, to the best of the knowledge of the Seller, threatened, for the total or partial condemnation or taking by eminent domain thereof.

(x) The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption available to the mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or under a power of sale, or the right to foreclose the Mortgage.

(y) The Mortgage Loan Documents relating to the Mortgage Loan include all of the documents required by, and such documents are in the form required by all applicable underwriting guidelines.

(z) The Mortgage Loan Documents relating to the Mortgage Loan include all of the documents required by, and a clear to close letter issued by, the Investor that has issued a Takeout Commitment with regard to such loan.

(aa) To the best of the Seller’s knowledge, the Mortgaged Property is lawfully occupied under applicable law.

(bb) The Note is not, and has not been, secured by any collateral except the lien of the related Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (x) above and the mortgage was not given as collateral or security for the performance of obligations of any person other than the mortgagor.

(cc) The Mortgage Loan meets the requirements for investment by the Seller and the Investor.

(dd) Neither the Seller nor the mortgagor has made any statement or taken any other action that would impair or invalidate the coverage provided by any primary mortgage guaranty insurance, FHA insurance or VA guaranty or any hazard, title or other insurance policy relating to the Mortgage Loan or the Mortgaged Property.

(ee) The Seller has no knowledge of any circumstance or condition with respect to the Mortgage Loan, the Mortgaged Property, the mortgagor or the mortgagor’s credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent or adversely affect the value or marketability of the Mortgage Loan.

(ff) All rights and benefits arising out of the Mortgage Loans, including, but not limited to all funds received on or in connection with any Mortgage Loan shall be held by Seller in trust for the benefit of Participant as the owner of the Ownership Interest with respect to such Mortgage Loan, and shall promptly upon demand turn over such funds to the Participant. The sale of each Ownership Interest in the Mortgage Loan to Participant hereunder shall be reflected on Seller’s balance sheet and other financial statements as a true sale of assets by Seller. Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be clearly marked to reflect the true sale of each Mortgage Loan by Seller to Participant in Seller’s computer system.

(gg) There is no litigation pending or, to the Seller’s knowledge, threatened, which, if determined adversely to the Seller, would adversely affect the execution, delivery or enforceability of this Agreement, assignment of Mortgage, the sale of an Ownership Interest in any Mortgage Loan to Participant or the ability of the Seller to service the Mortgage Loans hereunder in accordance with the terms hereof or which would have a material adverse effect on the financial condition of the Seller.

(hh) the Seller has obtained a Takeout Commitment from an Investor with respect to each Ownership Interest sold to Participant whereby such Investor commits to purchase the Underlying Mortgage Loan on a date not later than 45 days after the Purchase Date on which the Participant acquired such Ownership Interest for a price (the “Takeout Purchase Price”) equal to or greater than the sum of (i) the Purchase Price paid by Participant for such Ownership Interest, plus (ii) the amount of any accrued and unpaid interest on the Underlying Mortgage Loan, calculated from the origination date of such loan through but not including the date on which such loan is sold to the Investor. Seller shall at all times be approved and in good standing with each Investor that has issued a Takeout Commitment with full right to take such actions and discharge its responsibilities thereunder, and in particular to originate the Mortgage Loan and deliver it to the Investor on behalf of the Participant, and shall ensure that the Mortgage Loan and all Mortgage Loan Documents comply in all respects with the requirements of the Investor.

(ii) Prior to the expiration of any Takeout Commitment, Seller shall have taken all actions required to be taken by it under the terms of such Takeout Commitment or under any applicable Agency rule, regulation or guideline necessary for the consummation of the sale of the Underlying Mortgage Loan to the Investor pursuant to such Takeout Commitment to occur. Further, the Seller shall take all actions necessary or required to ensure that the Takeout Purchase Price for each sale of Mortgage Loans is paid by the Investor directly to an account of the Participant in accordance with Section 5.2 and not to the Seller or any other person or entity, and if at any time the Takeout Purchase Price is paid directly to Seller in contravention of the preceding, Seller agrees to hold such Takeout Purchase Price in trust for the benefit of Participant and to immediately upon receipt thereof to remit such Takeout Purchase Price to Participant.

(jj) All necessary actions have been taken to qualify the Mortgage Loans for purchase by the Investor. The sale of the Ownership Interest in the Mortgage Loans, as evidenced by the Participation Certificate, shall at all times be permitted under applicable regulations of the Investor or by a waiver of such regulations.

(kk) Unless otherwise agreed to in writing by the Participant with respect to any Mortgage Loans, prior to the purchase of the Ownership Interest in any Mortgage Loans on any applicable Purchase Date pursuant to this Agreement (i) the Seller shall have delivered the Mortgage Loan Documents relating to such Mortgage Loans to the Custodian, in accordance with the Custody Agreement, and (ii) the Seller shall have provided the Participant with evidence reasonably satisfactory to Participant that the Mortgage Loans meet the eligibility requirements of the proposed Investor that will purchase such Mortgage Loans from the Participant.

2.3 Participant in Reliance; Survival. Participant is purchasing the Ownership Interest in reliance upon the representations, covenants and warranties of Seller, and Seller’s full and faithful compliance with all of the terms, covenants and conditions of this Agreement. The representations, warranties, and covenants of Seller set forth in this Section shall survive termination of this Agreement.

2.4 Representation of Participant. Participant hereby represents and warrants that Participant understands that the Participation Certificates will not be registered or qualified under the Securities Act of 1933.

3.	SERVICING.

3.1 Servicing Standards. Seller shall take all actions necessary to service the Mortgage Loans in accordance with customary mortgage banking practices of prudent lending institutions and such actions as a reasonably prudent lender would take in regard to loans held for its own account, all subject to and in accordance with the provisions of this Agreement. Seller may, with prior written approval of Participant, service the Mortgage Loan through a subservicer or retain an independent contractor to perform certain servicing functions; provided, however, in the event any servicing is performed by such subservicer or any functions performed by such independent contractor, Seller shall remain liable for its servicing duties and obligations under this Agreement and for the manner in which they are exercised by such subservicer or independent contractor.

3.2 Collections and Application of Mortgage Payments; Certification. Seller shall:

(a) Proceed diligently to collect all payments due under the Mortgage Loan Documents as they come due and to assure the performance of all material terms, covenants and conditions of the Mortgage Loan Documents;

(b) Hold and appropriately monitor and disburse all Mortgage Loan escrows;

(c) Keep a complete and accurate account of all sums collected by Seller from the mortgagor and the application of such sums;

(d) Accept prepayments on the Note from the mortgagor only to the extent expressly permitted in the Note or Mortgage and then only if such prepayments include any applicable prepayment penalty or other fee, and accept condemnation and hazard insurance proceeds in accordance with the Mortgage Loan Documents;

(e) Segregate all funds received by Seller pursuant to the Mortgage Loan Documents and, subject to the requirements of Section 3.2(f) below, deposit such funds in a trust or custodial account with Participant or, if approved in writing by Participant, with another institution whose accounts are insured by an agency or instrumentality of the United States government which institution shall satisfy the requirements of the Participant and the Investor for the deposit of similar funds by approved seller-servicers, which depository requirements may be modified, only by request of the Seller, which requests must be approved by the Participant. Seller shall maintain such records and take all such actions as may be necessary to secure and obtain the maximum insurance for such account.

(f) Seller shall remit to Participant all regularly scheduled and other prepayments of principal, all prepayment premiums or penalties and all interest on the Note, all hazard insurance proceeds, all condemnation awards and all proceeds from the sale of the Mortgaged Property (received pursuant to Section 3.9 hereof) that are actually received by the Seller (i) no later than the twenty-fifth (25th) day of each month (or the next business day if the twenty-fifth (25th) day of a month is not a business day) for all payments received on or prior to the twentieth (20th) day of each month, and (ii) promptly and in any event not later than the twenty-fifth (25th) day of the following month in which such payments are received by the Seller with respect to any payments received by Seller after the twentieth (20th) day of any month.

(g) Provide Participant, on or before the twenty-fifth (25th) day of each month (or the business day immediately following the twenty fifth (25th) day, if the twenty fifth (25th) day is not a business day), with a statement setting forth, as of the twentieth (20th) day of such month, the outstanding balance of the Notes after recordation of the current month’s financial activity, itemization of principal, interest and any other payments collected, any delinquency in payments, any advances made by Seller pursuant to Section 3.7 hereof, and the remittance to Participant.

(h) Promptly provide to Participant such additional information regarding the Mortgage Loans as Participant shall reasonably request.

All funds received by Seller with respect to the Mortgage Loans, other than amounts constituting servicing compensation, reimbursement for Seller advances, or escrowed funds belonging to the mortgagors, shall be held by Seller in trust for Participant to the extent of Participant’s Ownership Interest as required by this Agreement.

3.3 Insurance; Condemnation.

(a) Seller shall assure that the Mortgaged Property is kept insured against loss by fire and such other hazards, casualties, and contingencies as generally shall be required by reasonably prudent lenders in similar transactions. Such insurance shall be pursuant to a broad form all risk policy and shall name Seller and Participant as additional insureds pursuant to a standard mortgagee clause. The insurance carrier providing the insurance shall be chosen by the mortgagor subject to Seller’s approval; such carrier shall meet the minimum rating requirements of the Investor for carriers of hazard insurance.

(b) Seller shall receive the proceeds of all such insurance, or any award for the condemnation of all or any part of the Mortgaged Property, in trust for the benefit of the Participant, subject to the terms of this Agreement. Seller will not make any agreement with respect to the reconstruction or rehabilitation of the Mortgaged Property without the prior written consent of Participant; provided, however, such prior written consent shall not be required for any reconstruction or rehabilitation in an amount less than or equal to the greater of (i) One Hundred Thousand and 00/ 100 Dollars ($100,000. 00) or (ii) two and one-half percent (2  1/2%) of the outstanding principal balance of the respective Mortgage Loan. To the extent that any such insurance proceeds or condemnation award shall be applied as a prepayment on the Mortgage Loan it shall be held in trust by Seller for the benefit of Participant and remitted pursuant to Section 3.2(f) hereof.

(c) To the extent any insurance coverages described above are not maintained by the mortgagor, Seller shall advance funds to obtain such coverages and obtain reimbursement.

3.4 Material Change to Mortgaged Property. Seller shall, if and as soon as such information comes to its attention, promptly notify Participant of any material change in the condition of the Mortgaged Property, any sale or transfer by the mortgagor of the legal or equitable title to the Mortgaged Property or any abandonment of the Mortgaged Property, and shall take any action in regard thereto as Participant shall direct, the costs of which shall be paid by Seller.

3.5 Fidelity Bond; Errors and Omissions Insurance. Seller agrees to keep the following in force at all times, at no cost to Participant, in such amounts as are required by the Investor for approved seller-servicers and reasonably satisfactory to Participant as to form, substance and company:

(a) A fidelity bond of an incorporated surety company securing full protection and indemnity to Seller against loss of any money or other property entrusted to Seller or Seller’s officers, employees or agents or coming into their control, caused by any dishonest, fraudulent or criminal act, direct or indirect, of Seller or of its officers, employees or agents. Seller shall furnish a certificate evidencing such fidelity bond to Participant, upon request, and shall notify Participant if such fidelity bond coverage is decreased or exhausted.

(b) A policy of errors and omissions insurance. Upon request by Participant, Seller agrees to use its best efforts to obtain and deliver to Participant a certificate executed by said insurers to the effect that they will use their best efforts to give Participant at least thirty (30) days’ prior written notification prior to cancellation of coverage under any such policy.

(c) Seller may provide such fidelity and errors and omissions coverage by means of a blanket fidelity bond or a blanket errors and omissions insurance policy.

3.6 No Variation of Mortgage Loan Documents. Seller shall not be authorized or empowered to waive or vary any terms of any Mortgage Loan Document or consent to any postponement, delay or other deviation from strict compliance by a mortgagor with any provision of any Mortgage Loan Document or consent to any secondary financing, except as specifically authorized in writing by Participant. Seller shall promptly forward to Participant all requests for such waiver, variance or consent, and any related documentation received from a mortgagor. Participant shall use its best efforts to respond promptly to Seller’s request.

3.7 Advances by Seller. On the date of remittance to Participant under Section 3.2(f) hereof, Seller shall, to the extent such payment has not been made by the mortgagor as of such date, advance from its own funds such payment; provided, however, that Seller shall not be obligated to make more than one such advance for which it has not been reimbursed.

3.8 Mortgage Loan Default. If the mortgagor shall fail to make any payment due pursuant to the respective Mortgage Loan or shall fail to comply with any other covenant of any Mortgage Loan Document, which failure shall continue unremedied for thirty (30) days and shall give rise to Seller’s right, as mortgagee, to accelerate the Mortgage Loan, Seller shall, within five (5) days thereafter, so notify Participant in writing. Seller shall consult with Participant as to whether to attempt to enter into a work-out arrangement with the mortgagor or to proceed with foreclosure or acquisition of a deed in lieu of foreclosure. Seller shall proceed as directed by Participant, and shall be reimbursed by Participant for its reasonable out of pocket expenses in this regard as such expenses are incurred.

3.9 Acquisition of Title to the Mortgaged Property. In the event that title to the Mortgaged Property is to be acquired, title shall be taken in the name of the Participant or its designee, which may be Seller. Following acquisition of title to the Mortgaged Property, Seller shall, either itself or through an agent of its choosing, manage and operate the Mortgaged Property for the benefit of Participant. Seller shall maintain the Mortgaged Property pursuant to such practices as are customary in the locality where the Mortgaged Property is located, and in accordance with procedures employed by prudent property owners acting for their own account. Seller shall collect all rents for the benefit of Participant and remit to Participant on the twenty-fifth (25th) day of each month all Mortgaged Property income after expenses, including reimbursement of Seller advances and payment of Seller’s management fee described below. Seller shall cooperate with Participant in the sale of the Mortgaged Property. Any such sale shall be pursuant to terms and conditions acceptable to Participant in its sole discretion. The proceeds of any such sale shall be paid to Seller and remitted to Participant pursuant to Section 3.2(f) of this Agreement. In the event that Participant shall elect to accept a note or other noncash compensation in the sale of the Mortgaged Property, Participant agrees to pay to Seller upon such sale any amounts then owing to Seller pursuant to this Agreement.

3.10 Compliance with Law. Seller shall comply with all applicable federal, state and local law and regulations.

3.11 Servicing Compensation. Seller shall be entitled to a servicing fee, which fee shall be payable pursuant to that certain side letter agreement dated as of the date hereof by and between Seller and Participant (the “Fee Letter”).

3.12 Books and Records. Seller shall keep proper books of account and records reflecting the true sale of the Mortgage Loans to the Participant, which books and records shall be available for inspection by Participant at all reasonable times during normal business hours. Except as may be specifically noted otherwise, the accounts and records of Seller relating to the Mortgage Loans, the Mortgaged Property, and the servicing relating thereto shall be maintained in accordance with generally accepted accounting principles.

3.13 Provision of Information. Promptly upon request, and in any event not less than annually within thirty (30) days of each year end, Seller shall provide to Participant such information as Participant shall reasonably request regarding Seller’s compliance with this Agreement, including, but not limited to the requirements of Sections 3.2, 3.3, 3.4 and 3.5 hereof.

3.14 Seller Certification. The Seller shall provide periodic certifications and reports to the Participant as described on Exhibit C attached hereto (“Seller’s Certification”).

4.	TERM; TERMINATION.

4.1 Term of Agreement. The term of this Agreement is from the date hereof through November 19, 2013 unless sooner terminated as provided in Section 4.2 of this Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that Participant shall be under no obligation to purchase any Ownership Interests at any time prior to such termination, and any such purchase shall be in the sole discretion of Participant as provided in Section 1.1.

4.2 Termination. This agreement may be terminated (a) immediately by Participant upon the happening of any Seller Default (as defined in Section 6 hereof), at the option of the Participant, (b) immediately by Participant upon any breach by Custodian or Owner’s Agent of any of their respective obligations, agreements, covenants or duties under the Custody Agreement, (c) immediately by Participant upon any breach by Seller (or its assignee) of any terms of the Fee Letter, or (d) upon thirty (30) days prior notice by either party, in each case, without the payment of a termination fee or compensation of any kind to the Seller. Termination of this Agreement shall not terminate any outstanding payment obligations owing by one party to another party hereunder in respect of any transactions occurring prior to the effective date of such termination.

4.3 Continuation of Servicing Obligations. Notwithstanding any termination of this Agreement, Seller’s obligation to service the Mortgage Loans pursuant to Section 3 hereof shall remain in effect until the earlier of (a) the sale of all Mortgage Loans to one or more Investors and the payment to Participant of all amounts due under Section 3, or (b) the payment in full of all Mortgage Loans.

5.	BAILEE LETTER; PAYMENT OF TAKEOUT PURCHASE PRICE TO PARTICIPANT; CERTAIN FEES PAYABLE TO SELLER.

5.1 Bailee Letter. Seller shall provide instructions to the Custodian for the delivery of the Mortgage Loan Documents to an Investor in accordance with the form of bailee letter attached to the Custody Agreement (the “Bailee Letter”).

5.2 Authorization to Sell Unencumbered Mortgage Loans; Payment of Takeout Purchase Price to Participant. The Participant hereby authorizes Seller to sell, transfer and convey to each Investor pursuant to the terms of the Takeout Commitment issued by such Investor all rights, title and interest in the Mortgage Loan covered thereby, unencumbered by Participant’s Ownership Interest relating to such Mortgage Loan. The Investor shall be directed by Seller to pay the Takeout Purchase Price for all Mortgage Loans purchased by such Investor by wire transfer directly to the Participant in accordance with the terms of the Bailee Letter and the Custody Agreement.

5.3 Certain Fees Paid to Seller. In consideration of the services provided by Seller to Participant hereunder, the Participant shall pay to Seller promptly upon its receipt of the Takeout Purchase Price with respect to the sale of any Mortgage Loan, the Servicing/Administrative Fee and, to the extent applicable, any Marketing Fee, in each case, as specified in the Fee Letter.

6.	SELLER DEFAULT; REMEDIES.

(a) The occurrence of any of the following shall be a “Seller Default”:

(i) Seller shall fail to make remittances as provided in Section 3.2(f) hereof, or if the Seller shall fail to take any and all actions required to be taken by it under the terms of any Takeout Commitment or under any applicable Agency rule, regulation or guideline necessary or required for the consummation of the sale of the Underlying Mortgage Loan to the Investor pursuant to such Takeout Commitment to occur. For the avoidance of doubt, the term “Seller Default” does not include the breach, through no fault of the Seller, by a Takeout Investor of its obligation to purchase a Mortgage Loan pursuant to a Takeout Commitment issued by such Investor.

(ii) Seller shall assign, hypothecate, pledge or transfer in any manner this Agreement or any of Seller’s rights hereunder, or suffer the creation of any lien upon, or security interest in, or the transfer of, any of Seller’s rights hereunder, by operation of law or otherwise in favor of an assignee, transferee, pledgee, or secured party without Participant’s prior written approval;

(iii) Seller shall institute proceedings for voluntary bankruptcy, or shall file a petition seeking reorganization under the Federal Bankruptcy Laws or for relief under any other law for the relief of debtors, or shall consent to the appointment of a conservator or receiver of all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts as they become due, or shall be adjudged bankrupt or insolvent by a court of competent jurisdiction appointing a receiver, liquidator or trustee of Seller or of all or substantially all of its property or approving any petition filed against Seller for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of thirty (30) days, or a final judgment or decree for the payment of money is entered against Seller and such judgment or decree is not discharged or stayed within sixty (60) days from the date of entry thereof;

(iv) Any creditor of Seller files a petition to reorganize or liquidate Seller and such petition is not discharged or dismissed within ninety (90) days after the date on which it is filed; or

(v) Any representation, warranty or covenant of Seller contained herein is breached and Seller fails, within ten (10) days after written notice from Participant, to correct or cure such breach.

(b) In the event of a Seller Default, Participant shall have all remedies existing at law or equity including but not limited to the following remedies which may be exercised by Participant at its election in any order (i) upon demand of Participant with regard to a breach relating to a particular Mortgage Loan (including, but not limited to, the failure of such Mortgage Loan to be covered by a Takeout Commitment of an Investor as required under this Agreement), require Seller to repurchase such Ownership Interest in such Mortgage Loan upon demand of Participant for a price equal to the sum of: (A) the Purchase Price paid by the Participant for such Ownership Interest, plus (B) accrued and unpaid interest thereon at the rate set forth in the Note for the Underlying Mortgage Loan, plus (C) any costs or expenses incurred by Participant relating to its purchase thereof and any fees paid to Seller (or any assignee thereof) under this Agreement or the Fee Letter, minus (D) the amount of any collections in respect of principal and interest on such Mortgage Loan previously remitted by Seller to Participant; and (ii) immediately take over the servicing of any or all of the Mortgage Loans and assume full and complete control of any or all of the Mortgage Loans and any rights in the Mortgage Loans that it does not already possess without any duty to account to Seller. Without limiting any other remedies of the Participant provided for hereunder or under applicable law, if Seller fails to repurchase such Ownership Interest in such Mortgage immediately following demand in accordance with clause (i) above of this subsection, Participant may in its sole and absolute discretion sell, transfer or assign, in whole or in part, its interest and rights in any Participation Certificate or Ownership Interest in respect of such Mortgage Loan, together with all rights of Participant under this Agreement with respect thereto, to any person or entity without notice to or consent of Seller, provided that Seller may continue to recognize Participant as the owner of such Participation Certificate or Ownership Interest until it receives written notice of such sale, transfer or assignment from Participant of such transferee or assignee.

(c) Seller shall be liable to Participant for, and shall promptly pay to Participant, any damages incurred or suffered as a result of a Seller Default or remaining after the exercise of any right or remedy provided herein and Seller shall indemnify Participant and Participant’s officers, directors, employees and agents (collectively, the “Indemnitees”) and hold the Indemnitees harmless from any claim loss, damage, liability or expense whatsoever (including without limitation, attorney’s fees) suffered or incurred by any of them and arising out of or resulting from or attributable to any Seller Default. The indemnification obligation set forth herein shall survive the termination of this Agreement. All rights and remedies of Participant herein specified are cumulative and are in addition to, not in limitation of, any rights and remedies Participant may have by law or at equity. No waiver of any default or failure or delay to exercise any right or remedy by Participant shall operate as a waiver of any other default or of the same default in the future or of any right or remedy with respect to the same or any other occurrence.

7.	MISCELLANEOUS

7.1 Term of Ownership Interest. The term of each Ownership Interest sold to Participant hereunder shall be coterminous with the term of the Underlying Mortgage Loan to which such Ownership Interest relates, subject to an Investor’s right to terminate such Ownership Interest through its purchase of the Underlying Mortgage Loan and payment to the Participant of the Takeout Purchase Price as provided herein.

7.2 Successors and Assigns; Assignment. This Agreement is binding upon and is for the exclusive benefit of the parties hereto and their respective successors and permitted assigns, and shall not be deemed to create or confer any legal or equitable right, remedy or claim upon any other person or entity whatsoever. Except as otherwise expressly provided in this Agreement, no party may assign, sell, transfer or subparticipate its rights, duties or obligations under this Agreement without the writen consent of the other party hereto. Without limiting the foregoing, the parties hereto agree that Seller may assign all or a portion of its servicing duties, rights and obligations under Section 3 of this Agreement and the Fee Letter to an affiliated entity of Seller, but such assignment shall not be effective except upon prior written notice thereof to the Participant and the execution and delivery by such assignee of a written agreement in form and substance satisfactory to the Participant, whereby such assignee agrees to undertake in a manner satisfactory to the Participant the servicing duties or obligations of Seller under Section 3 of this Agreement that are proposed to be so assigned.

7.3 Costs and Expenses. Seller and Participant shall be liable for their own costs and expenses, including legal expenses, relating to the execution and performance of this Agreement. Except as otherwise provided herein, and in accordance with industry standards, Seller shall pay its own non-extraordinary costs and expenses of servicing the Mortgage Loans.

7.4 No Partnership. Neither the execution of this Agreement, nor any sharing in the benefits and burdens by Seller and Participant in respect of the Mortgage Loans or in the proceeds thereof, is intended nor shall be construed to constitute the formation of a partnership or joint venture between Seller and Participant, nor shall it be construed to be an extension of credit or a loan by Participant to Seller.

7.5 Recordation of Loan Sale Agreement. Upon the request of Participant, the parties hereto agree that a Memorandum of this Agreement may be prepared in a form acceptable to both parties and recorded in the county where Seller’s principal office is located and in the land records of the jurisdictions where the Mortgaged Property is located; provided, however, upon transfer of the Participation Certificate by Participant, Participant shall deliver to Seller for recordation a termination or amendment of such recorded document.

7.6 Amendment. No amendment or modification of this Agreement shall be valid unless evidenced by an instrument, in writing, signed by Seller and Participant.

7.7 Severability. If anyone or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

7.8 Waiver. Any waiver by a party of any obligation or forbearance to exercise any right hereunder shall in no event be deemed to be binding upon such party in future instances where such right may be available to it.

7.9 Notice. Notices hereunder shall be in writing, and may be delivered by hand, first class, registered or certified mail, express delivery, or telecopy or other telecommunication device capable of confirmation of receipt, addressed to: (a) Seller at the address set forth in the first paragraph of this Agreement; (b) Participant, at the address set forth in the first paragraph of this Agreement; or at such other address as each party may furnish to the other in writing.

7.10 Governing Law; Waiver of Jury Trial.

THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA.

EACH PARTY HERETO KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF IN ANY WAY RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

7.11 Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

7.12 Authority. The undersigned person executing this Agreement for and on behalf of Seller represents and certifies that he or she is an authorized representative of Seller and has been fully empowered, and all necessary action has been taken, to execute and deliver this Agreement. The undersigned person executing this Agreement for and on behalf of Participant represents and certifies that he or she is an authorized representative of Participant and has been fully empowered, and all necessary action has been taken, to execute and deliver this Agreement.

[Remainder of page intentionally blank; signatures on following page]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Master Loan Participation and Servicing Agreement as of the date first written above.

SELLER:

STONEGATE MORTGAGE CORPORATION

By:	/s/ Jim Cutillo
Name:	Jim Cutillo
Its:	CEO

PARTICIPANT:

BANK OF VIRGINIA

By:	/s/ Richard D. Dickinson
Name:	Richard D. Dickinson
Its:	President

SCHEDULE I

Additional Mortgage Loan Criteria

[See Attached]

EXHIBIT A

Title Company Certification

CERTIFICATION BY TITLE COMPANY

Loan Identification:

The undersigned agrees to hold in trust for BANK OF VIRGINIA (“BOVA”) any funds wired to it by BOVA, and such funds shall be disbursed only when the undersigned title company (a) has satisfied all closing instructions, (b) has issued a title insurance policy insuring the relevant mortgage as a first mortgage in form and substance satisfactory to BOVA, and (c) holds the original executed Mortgage Loan Documents, including an endorsement of the Note in blank and an Assignment of the Mortgage in blank in trust for BOVA.

Within two (2) business days following closing, the original Note, a certified copy of the Mortgage delivered to the applicable recording office and originals of all of the other Mortgage Loan Documents shall be delivered to U.S. Bank National Association as custodian on behalf of BOVA pursuant to that certain Custody Agreement dated on or about November 19, 2012, by and among BOVA, Stonegate Mortgage Corporation and U.S. Bank National Association.

Dated this      day of , 20    .

Title Company:

By:	------------------Specimen Only ---------------------
Name:
Its:

- End of Exhibit A -

EXHIBIT B

Form of Participation Certificate

PARTICIPATION CERTIFICATE

evidencing a one-hundred percent (100%) undivided participation in the Mortgage Loans described on Schedule I attached hereto and made a part hereof.

a permanent mortgage loan held in trust and serviced by STONEGATE MORTGAGE CORPORATION [Seller]

THIS CERTIFIES THAT BANK OF VIRGINIA (“Participant”) is the registered owner of a one-hundred percent (100%) undivided participation ownership interest in the permanent mortgage loan(s) identified on Schedule I attached hereto and made a part hereof (the “Mortgage Loans”) held by STONEGATE MORTGAGE CORPORATION (“Seller”) as mortgagee of record and servicer, pursuant to the Master Loan Participation and Servicing Agreement dated as of November 19, 2012 by and among Participant and Seller (as amended, restated or otherwise modified from time to time, the “Agreement”). This Participation Certificate is issued under and is subject to the terms, provisions and conditions of the Master Loan Participation and Servicing Agreement, which describes the Mortgage Loans, and cannot be assigned or transferred except in accordance with the Agreement.

Seller certifies to Participant that, as of the date hereof, the information set forth in Schedule I hereto is correct.

This Participation Certificate does not represent an obligation of, or an interest in, Seller and is not insured or guaranteed by any government agency. This Participation Certificate is limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Agreement.

Seller acknowledges that Participant may (and shall have the right, among other things, to) pledge the Ownership Interests, as evidenced by this Participation Certificate, to the Federal Home Loan Bank of Atlanta (“FHLB”) or to any other financial institution that lends money to Participant (together with the FHLB referred to as a “Third Party Creditor”), as collateral, and that such pledge shall remain in effect until such time as Participant conveys such Ownership Interests to either (i) an Investor or (ii) to the Seller as result of the occurrence of a Seller Default pursuant to Section 6(b) of the Agreement. Seller further acknowledges and agrees that during such time as this Participation Certificate is pledged to a Third Party Creditor, (i) Seller will hold the Mortgage Loan Documents in trust for the benefit of both Participant and the Third Party

Creditor, as their interests may appear, and (ii) the Third Party Creditor shall have the right to take possession and ownership of the Ownership Interest pursuant to the documents governing the extension of credit by such Third Party Creditor to the Participant or the grant of collateral by Participant in favor of such Third Party Creditor in connection therewith. Seller further agrees to provide the Third Party Creditor with duplicate copies of all notices or other communications to or form Participant pursuant to the Agreement with respect to the Ownership Interest. Capitalized terms used in this Participation Certificate but not defined herein shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, Seller has caused this Participation Certificate to be duly executed under its official seal.

STONEGATE MORTGAGE CORPORATION

By:	------------------Specimen Only ---------------------
Name:
Its:

STATE OF	)
) SS:
COUNTY OF	)

Before me, a Notary Public in and for said County and State, personally appeared                                         , the                      of Stonegate Mortgage Corporation, who, after having been duly sworn, acknowledged the execution of the foregoing instrument for and on behalf of such corporation.

WITNESS, my hand and Notarial Seal this      day of         , 20    .

( ) Notary Public

My Commission Expires:	My County of Residence:

SCHEDULE I

1.	Address of Mortgaged Property:

2.	Mortgagor:

3.	Mortgage Loan Amount and Mortgage Loan Number:

4.	Purchase Price:

5.	Note Rate:

6.	Appraised Value:

7.	Lockout/Prepayment Penalties/Yield Maintenance:

8.	Loan Term:

9.	Amortization Term:

10.	Anticipated Closing Date:

11.	Investor:

12.	Interest Calculation Method:

13.	Mortgagor’s FICO Score:

14.	Maturity Date:

Notes/Miscellaneous:

- End of Exhibit B -

EXHIBIT C

Seller’s Certification

1.	Seller shall provide Participant with a copy of the Seller’s Balance Sheet, as contained in the Seller’s annual audited Financial Statements, certified to be true and correct by an authorized officer of the Seller, within ninety (90) days after the end of each fiscal year. In addition, Seller shall provide Participant an annual certification, executed by an authorized officer of the Seller, certifying that “During the preceding twelve (12) months, no financial event has occurred, other than as specified in this Certification, the effect of which has materially, adversely affected the Seller’s ability to perform its obligations pursuant to the Master Loan Participation and Servicing Agreement, dated as of November 19, 2012, by and between Seller and BANK OF VIRGINIA.”

2.	Seller shall provide Bank of Virginia (“Participant”) with an annual certification that all insurance coverage required by the Master Loan Participation and Servicing Agreement is in full force and effect.

3.	Seller shall provide the Participant with an annual certification that all fidelity bond and errors and omissions insurance required by the Master Loan Participation and Servicing Agreement is in full force and effect.

- End of Exhibit C –